UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 20, 2007

Jarden Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-13665	35-1828377
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Theodore Fremd Avenue, Rye, New York	10580
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (914) 967-9400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Officers; Compensatory Arrangements for Certain Officers.

(b)

(i) On September 20, 2007, the Board of Directors of Jarden Corporation (the “Company”) accepted the resignation of Charles R. Kaye as a Class II director of the Company. Mr. Kaye’s resignation was not a result of any disagreement with the Company.

(ii) On September 20, 2007, the Board of Directors of the Company accepted the resignation of Robert L. Wood as a Class III director of the Company. Mr. Wood’s resignation was not a result of any disagreement with the Company.

(d)

(i) On September 20, 2007, the Board of Directors of the Company elected Richard J. Heckmann as a director of the Company to fill the Class III vacancy on the Board of Directors of the Company with a term expiring at the Company’s 2008 annual meeting of stockholders, pursuant to the terms of that certain agreement and plan of merger, dated April 24, 2007, by and among the Company, K2 Merger Sub, Inc. and K2 Inc. (“K2”) (the “Merger Agreement”). Mr. Heckmann has not been appointed to any committees of the Company’s Board of Directors at this time.

Mr. Heckmann, 63, has been the Chairman and Chief Executive Officer of Heckmann Corporation since May 2007. From February 2007 to August 2007 Mr. Heckmann was the Executive Chairman of K2, and from April 2000 to August 2007 he was the Chairman of the Board of Directors of K2. Previously, he served as the Chief Executive Officer of K2 from October 2002 through February 2007. Mr. Heckmann served as a director of MPS Group, Inc. from April 2003 through March 2004, Philadelphia Suburban Corporation from August 2000 through February 2002, United Rentals, Inc. from October 1997 through May 2002, Waste Management Inc. from January 1994 through January 1999 and Station Casinos, Inc. from April 1999 through March 2001. Mr. Heckmann retired as Chairman of Vivendi Water, an international water products group of Vivendi S.A., a worldwide utility and communications company with headquarters in France, in June 2001. Mr. Heckmann was Chairman, President and Chief Executive Officer of U.S. Filter Corporation, a worldwide provider of water and wastewater treatment systems and services, from 1990 to 1999. Vivendi acquired US Filter on April 29, 1999. He has served as the associate administrator for finance and investment of the Small Business Administration in Washington, DC and was the Founder and Chairman of the Board of Tower Scientific Corporation.

Other than the Merger Agreement, there are no arrangements or understandings between Mr. Heckmann and any other persons pursuant to which he was appointed as a director of the Company. There has been no transaction, or proposed transaction, since January 1, 2007 to which Mr. Heckmann or any member of his immediate family had or is to have a direct or indirect material interest or any other related transaction with the Company within the meaning of Item 404(a) of Regulation S-K. There are no family relationships between Mr. Heckmann and any of the Company’s other directors, executive officers or persons nominated or chosen by the Company to become directors or executive officers.

(ii) On September 20, 2007, the Board of Directors of the Company elected Robert L. Wood as a director of the Company to fill the Class II vacancy on the Board of Directors of the Company with a term expiring at the Company’s 2010 annual meeting of stockholders. Mr. Wood will remain a member of the Audit and Compensation Committees of the Company’s Board of Directors.

Mr. Wood, 53, joined Chemtura Corp., a global producer and marketer of polymer products and specialty chemicals, as President and Chief Executive Officer in January 2004. From 1977 to January 2004, Mr. Wood worked for The Dow Chemical Company, serving from November 2000 until January 2004 as Business Group President for Thermosets and Dow Automotive. From May 1997 until November 2000 he served as Business Vice President for Polyurethanes. From October 1995 until May 1997 he acted as Business Vice-President for Engineering Plastics. Mr. Wood had served as a Class III director of the Company since 2000.

There are no arrangements or understandings between Mr. Wood and any other persons pursuant to which he was appointed as a director of the Company. There has been no transaction, or proposed transaction, since January 1, 2007 to which Mr. Wood or any member of his immediate family had or is to have a direct or indirect material interest or any other related transaction with the Company within the meaning of Item 404(a) of Regulation S-K. There are no family relationships between Mr. Wood and any of the Company’s other directors, executive officers or persons nominated or chosen by the Company to become directors or executive officers.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. The following Exhibit is filed herewith as part of this report:

Exhibit	Description
99.1	Press Release of Jarden Corporation, dated September 21, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 21, 2007

JARDEN CORPORATION

By:	/s/ John E. Capps
Name:	John E. Capps
Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Number	Exhibit
99.1	Press Release of Jarden Corporation, dated September 21, 2007.